CONTACTS	For: Jennifer Weingartner
From: Tony DeFazio	Director of Investor Relations
DDCworks	Phillips Edison – ARC Shopping Center REIT Inc.
tdefazio@ddcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Portfolio Surpasses $800 Million in Total Portfolio Acquisitions

CINCINNATI, OH, September 10, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced the acquisition of two grocery-anchored shopping centers. These acquisitions added the first Jewel-Osco grocery store-anchored shopping center and the second Harris Teeter grocery store-anchored shopping center to the Company’s portfolio. The Company also expanded its portfolio’s geographic diversity by adding its first shopping center located in Indiana.

Stockbridge Commons is a 99,473 square foot shopping center located in Fort Mill, South Carolina, a suburb of Charlotte. The shopping center is anchored by a Harris Teeter grocery store, the No. 1 grocer by market share in the Charlotte market. Stockbridge Commons is currently 96 percent occupied.

Dyer Crossing is a 95,083 square foot shopping center located in Dyer, Indiana, approximately 30 miles south of Chicago, Illinois. The shopping center is anchored by a Jewel-Osco grocery store, the No. 1 grocer by market share in the Chicago market. When combined with the Jewel-Osco lease, 84 percent of the rents from the shopping center are derived from national tenants.

These acquisitions bring the Company’s total portfolio to interests in 55 properties anchored by 22 leading grocers in 20 states, with an aggregate portfolio purchase price of approximately $801.5 million.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The Company is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $2.3 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of August 26, 2013, the Company owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 55 grocery-anchored shopping centers totaling approximately 5.9 million square feet. For more information on the Company, please visit the website at www.phillipsedison-arc.com.

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